JESSICA NGUYEN LAW	2312 Park Avenue #158 Tustin, California 92782 714-234-4982 jessica@jessicanguyenlaw.com

 EXHIBITS 5.1 AND 23.2

April 27, 2017

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re:

Allegro Beauty Products, Inc. (hereinafter “ABP”) Registration Statement on Form S-1 relating to a maximum of 2,750,000 shares of ABP Common Stock par value $0.02 per share

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Ladies and Gentlemen:

We are special counsel to Allegro Beauty Products, Inc., a Nevada corporation.  We have been requested by ABP to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (“Registration Statement”) covering a maximum of 2,750,000 shares which will be offered by ABP.

In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and By-Laws of ABP, copies of the records of corporate proceedings of ABP, and copies of such other agreements, instruments and documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of ABP.

Based upon and subject to the foregoing, we are of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.  This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. We are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Jessica Nguyen Law

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Jessica Nguyen Law